Exhibit 99.1

Ascuaga Appointed to Plumas Bancorp Board

QUINCY, California, February 21, 2019 – On February 20, 2019, the directors of Plumas Bancorp (Nasdaq: PLBC), a bank holding company and the parent company of Plumas Bank appointed Michonne Ascuaga to the Plumas Bancorp and Plumas Bank board. Ascuaga is a proven executive with over 30 years of management experience at John Ascuaga’s Nugget in Sparks, Nevada. She served as its CEO for the last 16 years, until its sale in December 2013.

Director, President and Chief Executive Officer of Plumas Bancorp and Plumas Bank, Andrew J. Ryback, remarked, “We are very pleased to welcome Michonne Ascuaga to the Board. Her extensive management experience, significant leadership skills, and her widespread knowledge of the Reno area’s business environment will be of great value as we continue to grow and thrive in this region and beyond.”

Ascuaga commented, “I am honored to serve on the Plumas Bancorp and Plumas Bank board with its outstanding reputation for demonstrating strong management, excellent client service, and a genuine concern for the communities it serves.”

Ascuaga received her Bachelor of Science degree in Mathematics from Santa Clara University and her Master of Business Administration from Stanford University. Ascuaga is very active in her community currently serving on the boards of Northern Nevada Medical Center, Bishop Manogue Catholic High School, and the Institutional Advisory Council of Truckee Meadows Community College.

Plumas Bancorp is the holding company for Plumas Bank (NASDAQ: PLBC). Founded in 1980, Plumas Bank is a locally owned and managed full-service community bank headquartered in Northeastern California. The Bank operates thirteen branches: eleven located in the California counties of Plumas, Lassen, Placer, Nevada, Modoc and Shasta and two branches located in Nevada in the counties of Washoe and Carson City. The Bank also operates four loan production offices: three located in the California Counties of Placer, Butte, and Tehama, and one located in the Oregon County of Klamath. Plumas Bank offers a wide range of financial and investment services to consumers and businesses and has received nationwide Preferred Lender status with the United States Small Business Administration. For more information on Plumas Bancorp and Plumas Bank, please visit our website at www.plumasbank.com.

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Contact: Elizabeth Kuipers

Vice President, Marketing Manager &

Investor Relations Officer

Plumas Bank

35 S. Lindan Ave.

Quincy, CA 95971

Ph: 530.283.7305 x8912

Fax: 530.283.9665

elizabeth.kuipers@plumasbank.com